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                                                                     EXHIBIT 8.1

                                 March 25, 2002

Equity Inns, Inc.
7700 Wolf River Boulevard
Germantown, Tennessee 38138

                                Equity Inns, Inc.
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

                  We have acted as counsel to Equity Inns, Inc., a Tennessee corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-48169) filed with the Securities and Exchange Commission ("SEC") on March 18, 1998 (the "Registration Statement"), with respect to the offer and sale of up to $400,000,000 of the common stock, preferred stock, and depositary shares of the Company, and the offer and sale pursuant to the Registration Statement of up to 3,565,000 shares of the common stock, par value $0.01 per share (the "Common Stock"), of the Company. You have requested our opinion regarding certain U.S. federal income tax matters.

                  The Company, through Equity Inns Partnership, L.P., a Tennessee limited partnership (the "Operating Partnership"), and several subsidiary partnerships (the "Subsidiary Partnerships" and, together with the Operating Partnership, the "Partnerships"), currently owns 96 hotels and associated personal property (the "Hotels"). The Company, or a wholly-owned subsidiary of the Company, owns a 1% general partnership interest, and the Operating Partnership owns a 99% limited partnership interest, in each Subsidiary Partnership. The Partnerships lease all of the Hotels to subsidiaries of Equity Inns TRS Holdings, Inc. (the "TRS Lessee") pursuant to substantially similar operating leases (the "Leases").


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Equity Inns, Inc.
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March 25, 2002

                  Crossroads Hospitality Company, L.L.C., a subsidiary of Interstate Hotels Company, operates and manages 54 of the Hotels leased to the TRS Lessee pursuant to substantially similar management agreements (the "Crossroads Management Agreements") with the TRS Lessee. Promus Hotels, Inc. operates and manages 20 of the Hotels leased to the TRS Lessee pursuant to substantially similar management agreements (the "Promus Management Agreements") with the TRS Lessee. Each of Caldwell Holding Corp., Wayne Holding Corp., and Oradell Holding Corp., wholly-owned subsidiaries of Prime Hospitality Corp., operates and manages eight, five, and six, respectively, of the Hotels leased to the TRS Lessee pursuant to substantially similar management agreements (the "Prime Management Agreements") with the TRS Lessee. Finally, each of Crestline Hotels & Resorts, Inc. and Waterford Hotel Group, Inc., third-party independent hotel managers, operates and manages two and one, respectively, of the Hotels leased to the TRS Lessee pursuant to substantially similar management agreements (the "Crestline Management Agreements" and the "Waterford Management Agreement" and, together with the Crossroads Management Agreements, the Promus Management Agreements, and the Prime Management Agreements, the "Management Agreements") with the TRS Lessee.

                  In connection with the opinions rendered below, we have examined the following:

1.       the Company's Charter, as amended and restated;

2.       the Company's Bylaws, as amended and restated;

3. the prospectus dated April 21, 1998 (the "Prospectus") and the prospectus supplement dated March 25, 2002 (the "Prospectus Supplement") contained as part of the Registration Statement;

4. the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated June 25, 1997, among Equity Inns Trust, a Maryland real estate investment trust (the "Trust"), as general partner, and several limited partners, as amended by Amendment no. 1 to such agreement (the "Operating Partnership Agreement");


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Equity Inns, Inc.
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March 25, 2002

5. the partnership agreements of the Subsidiary Partnerships (together with the Operating Partnership Agreement, the "Partnership Agreements");

6.       the Leases;

7.       the Management Agreements;

8. the taxable REIT subsidiary election for the TRS Lessee, which lists ENN Leasing Company, Inc. as a greater than 35% owned subsidiary entitled to automatic treatment as a taxable REIT subsidiary; and

9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed generally that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2002 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated March 25, 2002 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3. the Company will not make any amendments to its organizational documents, the Trust's organizational documents, the organizational documents of its other qualified REIT subsidiaries, the Partnership Agreements, or the organizational documents of the TRS Lessee after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

4. each partner of the Partnerships (a "Partner"), other than the Company, that is a corporation or other entity has a valid legal existence;


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Equity Inns, Inc.
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March 25, 2002

5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the applicable Partnership Agreement and the transactions contemplated thereby; and

6. no action will be taken by the Company, the Trust, the Company's other qualified REIT subsidiaries, the Partnerships, the Partners, or the TRS Lessee after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that such representatives understand such terms and are capable of making such factual representations.

                  Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussions in the Prospectus Supplement under the caption "Federal Income Tax Consequences of Our Status as a REIT" (which are incorporated herein by reference), we are of the opinion that:

                  (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 1994 through December 31, 2001, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2002, and in the future;

                  (b) each Partnership is and has been properly treated as a partnership for federal income tax purposes and not as a corporation or as an association or publicly traded partnership taxable as a corporation, throughout the period from its formation through the date hereof; and


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Equity Inns, Inc.
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March 25, 2002

                  (c) the descriptions of the law and the legal conclusions contained in the Prospectus Supplement under the caption "Federal Income Tax Consequences of Our Status as a REIT" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Stock.

                  We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2002 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person,


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Equity Inns, Inc.
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March 25, 2002

quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                        Very truly yours,



                                        /s/ Hunton & Williams

                                        Hunton & Williams